Exhibit 99.1

HUB GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended,
	March 31, 2018		June 30, 2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$837,342	100.0%	$894,734	100.0%

Transportation costs	746,303	89.1%	793,743	88.7%
Gross margin	91,039	10.9%	100,991	11.3%

Costs and expenses:
Salaries and benefits	52,304	6.3%	54,069	6.0%
General and administrative	18,437	2.2%	17,793	2.0%
Depreciation and amortization	3,763	0.4%	3,723	0.4%
Total costs and expenses	74,504	8.9%	75,585	8.4%

Operating income	16,535	2.0%	25,406	2.9%

Other income (expense):
Interest expense	(2,103)	-0.3%	(2,187)	-0.2%
Interest and dividend income	11	0.0%	14	0.0%
Other, net	(50)	0.0%	(182)	0.0%
Total other expense	(2,142)	-0.3%	(2,355)	-0.3%

Income from continuing operations before income taxes	14,393	1.7%	23,051	2.6%

Provision for income taxes	3,324	0.4%	5,897	0.7%

Income from continuing operations	11,069	1.3%	17,154	1.9%

Income from discontinued operations, net of income taxes	5,099		4,897

Net income	$16,168		$22,051

Earnings per share from continuing operations
Basic	$0.33		$0.51
Diluted	$0.33		$0.51

Earnings per share from discontinued operations
Basic	$0.15		$0.15
Diluted	$0.15		$0.15

Earnings per share net income
Basic	$0.48		$0.66
Diluted	$0.48		$0.66

Basic weighted average number of shares outstanding	33,375		33,389
Diluted weighted average number of shares outstanding	33,478		33,562